Exhibit 99

Amber Garwood National City Media Relations 216-222-8202 Amber.Garwood@NationalCity.com	Betsy Figgie National City Investor Relations 216-222-9849 Betsy.Figgie@NationalCity.com

NATIONAL CITY TO ACQUIRE WAYNE BANCORP

Expands Market Presence in Northern Ohio, Continues Growth Opportunities

CLEVELAND, OHIO—June 4, 2004—National City Corporation (NYSE: NCC) and Wayne Bancorp, Inc. (Nasdaq: WNNB) today announced that the two companies have signed a definitive agreement for National City to acquire Wayne Bancorp, a bank holding company headquartered in Wooster, Ohio. Wayne Bancorp operates 26 branches in Wayne, Holmes, Medina and Stark counties and has $825 million in assets.

“This acquisition is part of the National City strategy for growth in our core banking business,” said David A. Daberko, chairman and chief executive officer of National City Corporation. “Wayne Bancorp operates in communities that are contiguous to the existing National City branch network in northern Ohio, one of our strategic markets. We’re looking forward to serving Wayne customers and growing our business in these new markets.” National City is also expanding its branch network in the Chicago market and entering new markets through recent acquisitions in St. Louis and Cincinnati.

David Boyle, Wayne Bancorp’s president and chief executive officer, will continue to provide leadership through a new role with National City as area president of the markets currently served by Wayne Bancorp. “We are delighted to join forces with National City, a company that shares our strong commitment to its customers, employees, stockholders and communities,” said Mr. Boyle. “Over the years, we have enjoyed a positive working relationship with National City, and now we look forward to offering the company’s outstanding products and services to our customers. For National City, we provide an attractive market close to its home base, where there is no overlap of branches.”

“We see this as a great opportunity to enhance Wayne Bancorp’s current and prospective customer relationships through our extensive product offerings and delivery channels,” said Philip L. Rice, president and chief executive officer of National City’s Ohio banking subsidiary, National City Bank. Rice reaffirmed the company’s dedication to the communities served by Wayne Bancorp. “National City and Wayne Bancorp are two of Ohio’s oldest banks – both were founded in 1845. We share a rich heritage, operating philosophy and values and believe that building strong communities is an integral part of doing business successfully. We will remain committed to working with local community leaders, non-profit organizations and government officials to make a lasting difference.”

Wayne Bancorp currently has a $500,000 community foundation. National City will match the size of the foundation, bringing the total fund to $1 million. Decisions about the distribution of community foundation funds will be made by the current members of the Wayne Bancorp board.

Under the terms of the merger agreement, National City is offering Wayne Bancorp shareholders $28.50 for each share of Wayne Bancorp, Inc. they own. The acquisition will be a cash transaction, valued at approximately $180 million. Subject to regulatory and stockholder approvals, the transaction is expected to close in the fourth quarter of 2004.

About National City
 National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company’s Web site at NationalCity.com.

About Wayne Bancorp
 Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $825 million financial services company. Its bank affiliates — Savings Bank & Trust and Wayne County National Bank — operate 26 banking centers in Wayne, Medina, Holmes and Stark counties. The Company’s non-bank affiliates, including MidOhio Data, Inc., which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB, are both located in Wayne County, while Access Financial Corp., a consumer finance company, is located in Stark county. For more information, visit SBT’s Web site at svgsbank.com and WCNB’s website at wcnb.com.

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